Exhibit 10.19
SHORT FORM OFFICE LEASE
BY AND BETWEEN
BERNARDO REGENCY, LLC,
a Delaware limited liability company,
AS LANDLORD
AND
LIFEVANTAGE CORPORATION
a Colorado corporation,
AS TENANT
FOR THAT PROPERTY LOCATED AT
11545 W. Bernardo Court, San Diego, California

i

Table of Contents

1.	BASIC LEASE PROVISIONS	1

2.	PROJECT	2

3.	TERM	4

4.	RENT	5

5.	USE & OCCUPANCY	8

6.	SERVICES & UTILITIES	9

7.	REPAIRS	11

8.	ALTERATIONS	11

9.	INSURANCE	12

10.	DAMAGE OR DESTRUCTION	13

11.	INDEMNITY	14

12.	CONDEMNATION	15

13.	TENANT TRANSFERS	16

14.	LANDLORD TRANSFERS	17

15.	DEFAULT AND REMEDIES	18

16.	SECURITY	19

17.	MISCELLANEOUS	20

18.	OPTION TO EXTEND	20

Exhibits:

EXHIBIT A — RULES & REGULATIONS		A-1

EXHIBIT B — PARKING		B-1

EXHIBIT C —NOTICE OF LEASE TERM		C-1

EXHIBIT D — WORK LETTER		D-1

EXHIBIT E — TENANT ESTOPPEL CERTIFICATE		ED-1

ii

Index of Defined Terms

Additional Insured		12	Mechanical Systems		2
Additional Rent		5	Month		4
Affiliates		15	NLT		4
Alterations		11	Notice Addresses		1
Amortization Rate		6	Option Rent		21
Approved Working Drawings	Exhibit	D	Option/Rent/Notice		21
Architect	Exhibit	D	Option Rent		21
Base Building		2	Options		21
Base Rent		5	Original Tenant		21
Billing Address		2	Outside Agreement Date		22
Brokers		2	Over-Allowance Amount	Exhibit	D
Building		1	Parking Allotment		2
Building Standard		3	Parking Facilities		C-1
Building Structure		2	Patron		C-1
Business Hours		2	Permitted Transferee		16
Claims		14	Plans	Exhibit	D
Commencement Date		4	Premises		1
Common Areas		2	Project		2
Construction Allowance		2	Quality Expenses		6
Contractor	Exhibit	D	Rent Exhibit D		8
Cost-Saving Expenses		6	Repair Estimate		13
Date		1	Replacement Premises		20
Default		18	RSF		3
Default Rate		19	Scheduled Commencement Date		1
Design Problem		11	Scheduled Term		1
Encumbrance		17	Security Deposit		1
Estimated Additional Rent		7	Standard Services		9
Expenses		5	Substantial Completion	Exhibit	D
Expiration Date		4	Successor Landlord		17
Force Majeure		19	Taking		15
Hazardous Materials		9	Taxes		5
Holdover		4	Telecommunication Services		10
Holidays		2	Tenant		1
HVAC		9	Tenant Delays	Exhibit	D
Interest Notice		21	Tenant’s Personal Property		3
Interruption Estimate		13	Tenant’s Share		1
Land		2	Tenant’s Wiring		10
Landlord		1	Tenant’s Acceptance		21
Late Charge		8	Term		4
Lease		1	Transfer		16
Leasehold Improvements		3	Untenantable		13
Liability Limit		2	Use		1
Mandated Expenses		6	Vehicles		C-1
Market Rent		21	Working Drawings	Exhibit	D
			Year		4

iii

Lease
          Landlord and Tenant enter into this Lease (“Lease”) as of the Date on the following terms, covenants, conditions and provisions:
1.	BASIC LEASE PROVISIONS

1.1	Basic Lease Definitions.	In this Lease, the following defined terms have the meanings indicated.

(a)	Date:	May 5, 2008.

(b)	Landlord:	BERNARDO REGENCY, LLC, a Delaware limited liability company.

(c)	Tenant:	LIFEVANTAGE CORPORATION, a Colorado corporation.

(d)	Building:	11545 W. Bernardo Court, San Diego, California, deemed to contain 48,055 RSF

(e)	Premises:	Suites 301 and 302 deemed to contain 3,204 RSF (2,818 USF).

(f)	Use:	General administrative non-governmental office use consistent with that of a first-class office building.

(g)	Scheduled Term:	Five (5) years and Three (3) months.

(h)	Scheduled Commencement Date:	July 1, 2008.

(i)	Base Rent:	The following amounts, payable in accordance with Article 4:

Period	Monthly Rate	Annual Base Rent	Monthly Base Rent
Year 1	$2.45	$94,197.60	$7,849.80	*
Year 2	$2.54	$97,494.52	$8,124.54
Year 3	$2.63	$100,906.79	$8,408.90
Year 4	$2.72	$104,438.54	$8,703.21
Year 5	$2.81	$108,093.87	$9,007.82

*	subject to abatement as set forth in Section 4.1, below.

(j)	Base Year;	The calendar year 2008.

	Tenant’s Share:	6.67%

(k)	Security Deposit:	$7,849.80

(l)	Notice Address:	For each party, the following addresses:

To Landlord	To Tenant
Bernardo Regency, LLC	Before the Commencement Date:
c/o CABI Developers	Life Vantage Corporation
9911 W. Pico Boulevard, Suite 1200	6400 S. Fiddler’s Green Circle, Suite 1970
Los Angeles, California 90035	Greenwood Village, CO 80111
Attn: V.P./Legal	Attn: David Brown
(858) 442-4924

After the Commencement Date:
Life Vantage Corporation
Attn: 11545 W. Bernardo Court, Suite 301
San Diego, California 92127

(m)	Billing Address:	For each party, the following address:

For Landlord	For Tenant
Bernardo Regency, LLC	LifeVantage Corporation
c/o CABI Developers	Attn: 11545 W. Bernardo Court, Suite 301
9911 W. Pico Boulevard, Suite 1200	San Diego, California 92127
Los Angeles, California 90035
Attn: V.P./Legal

(n)	Brokers:	CB Richard Ellis, Inc. (for Landlord); and Corporate Real Estate Consultants (for Tenant). Brokers will be paid by Landlord in accordance with a separate agreement with Landlord.

(o)	Parking Allotment:	Twelve (12) unreserved parking passes, for the use and access to the Building’s Parking Facility subject to the terms set forth in Exhibit C to this Lease.

(p)	Liability Limit:	$3 million for any one accident or occurrence.

(q)	Construction Allowance:	None; Landlord shall construct the Improvements on a “turn key” basis in accordance with the Work Letter attached to this Lease as Exhibit E.

(r)	Business Hours:
From 8:00 a.m. to 6:00 p.m., Monday through Friday, and from 9:00 a.m. to 1:00 p.m. on Saturdays, except for the days observed for: excepting New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, Independence Day, Labor Day, Veteran’s Day, Thanksgiving and the day after Thanksgiving and Christmas, and in Landlord’s reasonable discretion, any other holidays recognized by landlords of comparable projects to the Building (“Holidays”).

2.	PROJECT
          2.1 Project. The Land, Building, Common Areas and Premises (as defined in §1 and below) are collectively referred to as the “Project.” As of the Date, the Project is named “Bernardo Regency.”
          2.2 Land. “Land” means the real property on which the Building and Common Areas are located, including easements and other rights that benefit or encumber the real property. Landlord’s interest in the Land may be in fee or a leasehold. The Land may be expanded or reduced after the Date.
          2.3 Base Building. “Base Building” means the Building Structure and Mechanical Systems, collectively, defined as follows:
(a)
Building Structure. “Building Structure” means the structural components in the Building, including foundations, floor and ceiling slabs, roofs, exterior walls, exterior glass and mullions, columns, beams, shafts, and emergency stairwells. The Building Structure excludes the Leasehold Improvements (and similar improvements to other premises) and the Mechanical Systems.

(b)
Mechanical Systems. “Mechanical Systems” means the mechanical, electronic, physical or informational systems generally serving the Building or Common Areas, including the sprinkler, plumbing, heating, ventilating, air conditioning, lighting, communications, security, drainage, sewage, waste disposal, vertical transportation, and fire/life safety systems.

          2.4 Common Areas. Tenant will have a non-exclusive right to use the Common Areas subject to the terms of this Lease. “Common Areas” means those interior and exterior common and public areas on the Land (and appurtenant easements) and in the Building designated by Landlord for the non-exclusive use by Tenant in common with Landlord, other tenants and occupants, and their employees, agents and invitees. The Common Areas includes parking facilities serving the Building that are owned or leased by Landlord.
          2.5 Premises. Landlord leases to Tenant the Premises subject to the terms of this Lease. If Landlord does not deliver possession of the Premises to Tenant on or before the estimated Commencement Date (as set forth above), Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder, provided that Tenant shall have no obligation to commence paying Rent payments until the Commencement Date. Notwithstanding the foregoing, if Landlord fails to deliver the Premises within one hundred eighty (180) days after the Scheduled Commencement Date (accounting for Tenant Delays, if any and subject to extension for Force Majeure), Tenant may elect to either (1) terminate this Lease and receive any amounts prepaid by Tenant hereunder; or (ii) continue this Lease until the Premises are so delivered. Landlord and Tenant hereby agree that the Premises shall be measured in accordance with BOMA ANSI Z65.1-1996 standards, as modified for the Project pursuant to Landlord’s standard rentable measurements for the Project, and in the event that Landlord’s architect/space planner determines that the amounts thereof shall be different from those set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect amount (including, without limitation, the amount of the Base Rent and Tenant’s Share shall be modified in accordance with such determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant. Except as provided elsewhere in this Lease, by taking possession of the Premises, Tenant accepts the Premises in its “as is” condition and with all faults, and the Premises is deemed in good order, condition, and repair. The Premises includes the Leasehold Improvements and excludes certain areas, facilities and systems, as follows:
(a)
Leasehold Improvements. “Leasehold Improvements” means all non-structural improvements in the Premises or exclusively serving the Premises, and any structural improvements to the Building made to accommodate Tenant’s particular use of the Premises. The Leasehold Improvements may exist in the Premises as of the Date, or be installed by Landlord or Tenant under this Lease at the cost of either party. The Leasehold Improvements include: (1) interior walls and partitions (including those surrounding structural columns entirely or partly within the Premises); (2) the interior one-half of walls that separate the Premises from adjacent areas designated for leasing; (3) the interior drywall on exterior structural walls, and walls that separate the Premises from the Common Areas; (4) stairways and stairwells connecting parts of the Premises on different floors, except those required for emergency exiting; (5) the frames, casements, doors, windows and openings installed in or on the improvements described in the foregoing clauses (1) through (4), or that provide entry/exit to/from the Premises; (6) all hardware, fixtures, cabinetry, railings, paneling, woodwork and finishes in the Premises or that are installed in or on the improvements described in the foregoing clauses (1) through (5); (7) if any part of the Premises is on the ground floor, the ground floor exterior windows (including mullions, frames and glass); (8) integrated ceiling systems (including grid, panels and lighting); (9) carpeting and other floor finishes; (10) kitchen, rest room, laboratory or other similar facilities that exclusively serve the Premises (including plumbing fixtures, toilets, sinks and built-in appliances); and (11) the sprinkler, plumbing, heating, ventilating, air conditioning, electrical, metering, lighting, communications, security, drainage, sewage, waste disposal, vertical transportation, fire/life safety, and other mechanical, electronic, physical or informational systems that exclusively serve the Premises, including the parts of each system that are connected to the Mechanical Systems from the common point of distribution for each system to and throughout the Premises (such items in this subsection (11) shall be referred to the “Systems”).

(b)
Exclusions from the Premises. The Premises does not include: (1) any areas above the finished ceiling or integrated ceiling systems, or below the finished floor coverings that are not part of the Leasehold Improvements, (2) janitor’s closets, (3) stairways and stairwells to be used for emergency exiting or as Common Areas, (4) rooms for Mechanical Systems or connection of telecommunication equipment, (5) vertical transportation shafts, (6) vertical or horizontal shafts, risers, chases, flues or ducts, and (7) any easements or rights to natural light, air or view.

     2.6 Building Standard. “Building Standard” means the minimum or exclusive type, brand, quality or quantity of materials Landlord designates for use in the Building from time to time.
     2.7 Tenant’s Personal Property. “Tenant’s Personal Property” means those trade fixtures, furnishings, equipment, work product, inventory, stock-in-trade and other personal property of Tenant that are not permanently affixed to the Project in a way that they become a part of the Project and will not, if removed, impair the value of the Leasehold Improvements that Tenant is required to deliver to Landlord at the end of the Term under §3.3.
     2.8 Rentable Area. “RSF” means rentable square feet or rentable square foot, as the case may be, as the same may be reasonably modified by Landlord in accordance with BOMA ANSI Z65.1-1996 standards.

3. TERM
     3.1 Term. “Term” means the period that begins on the Commencement Date and ends on the Expiration Date, subject to renewal, extension or earlier termination as may be further provided in this Lease. “Month” means a full calendar month of the Term. “Year” means a full calendar year in which all or a part of the Term occurs.
(a)	Commencement Date. The “Commencement Date” means the date that is the earlier of:
(1)	The day that Tenant first conducts business in the Premises; or

(2)	The later of:
(A)	The Scheduled Commencement Date, or

(B)
The day that Landlord tenders the Premises to Tenant with Landlord’s Work substantially complete or that date that Landlord would have tendered possession of the Premises but for delay caused by Tenant.

(b)	Expiration Date. “Expiration Date” means the date that is the Scheduled Term (plus that many additional days required for the Expiration Date to be the last day of a Month) after the later of:
(1)	The Scheduled Commencement Date, or

(2)	The Commencement Date.
(c)
Early Occupancy. Tenant may not enter the Premises for any purpose until Landlord tenders the Premises to Tenant. If Tenant conducts business in any part of the Premises before the Scheduled Commencement Date, Tenant will pay Base Rent for that period at the rate for the first Month that Base Rent is due, without discount or excuse. Notwithstanding anything to the contrary provided herein, and provided that Tenant and its agents do not interfere with Landlord’s Contractor’s work in the Building and the Premises, Landlord shall allow Tenant access to the Premises ten (10) days prior to the Substantial Completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section.

(d)
Late Occupancy. If Landlord fails to tender possession of the Premises to Tenant by the Scheduled Commencement Date due to delay caused by Tenant or Force Majeure, Landlord will not be in default of this Lease.

(e)
Confirmation of Term. If applicable, Landlord shall notify Tenant of the Commencement Date using a Notice of Lease Term (“NLT”) in the form attached to this Lease as Exhibit D. Tenant shall execute and deliver to Landlord the NLT within 10 business days after its receipt, but Tenant’s failure to do so will not reduce Tenant’s obligations or Landlord’s rights under this Lease.

     3.2 Holdover. If Tenant keeps possession of the Premises after the Expiration Date (or earlier termination of this Lease) without Landlord’s prior written consent (a “Holdover”), which may be withheld in its sole discretion, then in addition to the remedies available elsewhere under this Lease or by law, Tenant will be a tenant-at-sufferance and must comply with all of Tenant’s obligations under this Lease (including the payment of Additional Rent), except that for each Month of Holdover Tenant will pay 150% of the Base Rent payable for the last Month of the Term (or that would have been payable but for abatement or excuse), without prorating for any partial Month of Holdover, plus Additional Rent for such period. Tenant shall indemnify and defend Landlord from and against all claims and damages, both consequential and direct, that Landlord suffers due to Tenant’s failure to return possession of the Premises to Landlord at the end of the Term. Landlord’s deposit of Tenant’s Holdover payment will not constitute Landlord’s consent to a Holdover, or create or renew any tenancy.
     3.3 Condition on Expiration.
(a)
Return of the Premises. At the end of the Term, Tenant will return possession of the Premises to Landlord vacant, free of Tenant’s Personal Property, in broom-clean condition, and with all Leasehold Improvements in good working order and repair (excepting ordinary wear and tear), except that Landlord may require

Tenant, by notice at least 10 days before the expiration of the Term, to remove (and restore the Premises damaged by removal):
(1)	All Tenant’s Wiring; and

(2)
Any item of Leasehold Improvements (not part of the original Leasehold Improvements made by Landlord as outlined in the Work Letter or the Systems) or Alterations (other than Tenant’s Wiring) if either:

(A)	When Landlord consented to the installation of the improvement, Landlord reserved Landlord’s right to have Tenant remove the improvement at the end of the Term; or

(B)	Tenant failed to obtain Landlord’s written consent under § 8.1 (a) for an item of Alterations to become part of the Premises.
(b)
Correction by Landlord. If Tenant fails to return possession of the Premises to Landlord in the condition required under (a), then Tenant shall reimburse Landlord for the costs incurred by Landlord to put the Premises in the condition required under (a), plus Landlord’s standard administration fee.

(c)
Abandoned Property. Tenant’s Personal Property left behind in the Premises after the end of the Term will be considered abandoned and Landlord may move, store, retain or dispose of these items at Tenant’s cost, including Landlord’s standard administration fee.

4.	RENT
     4.1 Base Rent. Tenant shall prepay one Month’s installment of Base Rent by the Date, to be applied against Base Rent first due under this Lease. During the Term, Tenant shall pay all other Base Rent in advance, in equal Monthly installments, on the 1st of each Month. Base Rent for any partial Month will be prorated based on a 30-day month. Notwithstanding anything to the contrary contained in the Lease, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, Landlord hereby agrees to abate Tenant’s obligation to pay Monthly Base Rent for the second (2nd), third (3rd) and fourth (4th) full months of the Term. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease.
     4.2 Additional Rent. Tenant’s obligation to pay Taxes and Expenses under this §4.2 is referred to in this Lease as “Direct Costs.”
(a)
Taxes. For each full or partial Year Tenant shall pay as in the manner described below the Tenant’s Share of the Taxes for such Year in excess of the Taxes for the Base Year. “Taxes” means the total costs incurred by Landlord for: (1) real and personal property taxes and assessments (including ad valorem and special assessments) levied on the Project and Landlord’s personal property used in connection with the Project; (2) taxes on rents or other income derived from the Building; (3) capital and place-of-business taxes; (4) taxes, assessments or fees in lieu of the taxes described in the foregoing clauses (1) through (3); and (5) the reasonable costs incurred to reduce the taxes described in the foregoing clauses (1) through (4). Taxes excludes net income taxes and taxes paid under §4.3.

(b)
Expenses. For each full or partial Year, Tenant shall pay in the manner described below the Tenant’s Share of the Expenses for such Year in excess of the Expenses for the Base Year. “Expenses” means the total costs incurred by Landlord to operate, manage, administer, equip, secure, protect, repair, replace, refurbish, clean, maintain, decorate and inspect the Project, including a fee to manage the Project not to exceed 5% of the gross revenue of the Project. Expenses that vary with occupancy will be calculated as if the Building is 95% occupied and operating and all such services are provided to all tenants.

(1)	Expenses include:
(A)	Standard Services provided under §6.1 (excluding electrical service pursuant to Section 6.3);

(B)	Repairs and maintenance performed under §7.2;

(C)	Insurance maintained under §9.2 (including deductibles paid);

(D)	Wages, salaries and benefits of personnel to the extent they render services to the Project;

(E)	Costs of operating the Project management office (including reasonable rent);

(F)	Amortization installments of costs required to be capitalized and incurred:
(i)	To comply with insurance requirements or laws (“Mandated Expenses”);

(ii)	That are reasonably calculated to reduce other Expenses or the rate of increase in other Expenses (“Cost-Saving Expenses”); or

(iii)
That are reasonably calculated to improve or maintain the safety, health or access of Project occupants, and otherwise maintain the quality, appearance, or integrity of the Project (“Quality Expenses”).

(2)	Expenses exclude:
(A)	Taxes;

(B)	Mortgage payments (principal and interest), and ground lease rent;

(C)	Commissions, advertising costs, attorney’s fees and costs of improvements in connection with leasing space in the Building;

(D)	Costs reimbursed by insurance proceeds or tenants of the Building (other than as Direct Costs);

(E)	Depreciation;

(F)	Except for the costs identified in §4.2(b)(1)(F), costs required to be capitalized according to sound real estate accounting and management principles, consistently applied;

(G)	Collection costs and legal fees paid in disputes with tenants; and

(H)	Costs to maintain and operate the entity that is Landlord (as opposed to operation and maintenance of the Project).

(I)	Costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any lease of space in the Project or any law, code, regulation, ordinance or the like;

(J)	Landlord’s general corporate overhead and general and administrative expenses; and

(K)
Costs incurred to (i) comply with laws relating to the removal of any Hazardous Material, unless caused by Tenant or any Tenant Parties, and (ii) to remove, remedy, contain, or treat any Hazardous Material, which Hazardous Material is brought onto the Project after the date hereof by Landlord or any other tenant of the Project or any other person.

(c)	Amortization and Accounting Principles.
(1)
Each item of Mandated Expenses and Quality Expenses will be fully amortized in equal annual installments, with interest on the principal balance at Amortization Rate, over the number of years, not to exceed 10, that Landlord projects the item of Expenses will be productive for its intended use, without replacement, but properly repaired and maintained.

(2)
Each item of Cost-Saving Expenses will be fully amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over the number of years that Landlord reasonably estimates for the present value of the projected savings in Expenses (discounted at the Amortization Rate) to equal the cost.

(3)
Any item of Expenses of significant cost that is not required to be capitalized but is unexpected or does not typically recur may, in Landlord’s discretion, be amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over a number of years determined by Landlord.

(4)	“Amortization Rate” means the prime rate of Citibank, N.A. (or a comparable financial institution selected by Landlord), plus 3%.

(5)	Landlord may allocate Direct Costs for the Project to various components of the Project on an equitable basis.

(6)	Subject to the specific provisions of this Article 4, Landlord will use sound real estate accounting and management principles, consistently applied, to determine Direct Costs.
(d)
Estimates. Landlord will provide to Tenant a reasonably detailed itemization of estimated Direct Costs for each Year. During the Term, if for any Year, Tenant’s Share exceeds Tenant Share for the Base Year, Tenant will pay an amount equal to the excess (“Excess”), in equal Monthly installments, on the first day of each Month. If Landlord has not provided Tenant with Landlord’s estimate of Direct Costs for a Year, then Tenant will pay the estimated Excess until the estimate is revised by Landlord. Landlord may reasonably revise its estimate of Direct Costs for a Year and after receipt of the revised estimate, Tenant will pay the monthly installments of Excess based on the revised estimate for the remainder of the Year or until the estimate is later revised by Landlord. The aggregate estimates of Direct Costs paid by Tenant in a Year is the “Estimated Direct Costs.”

(e)
Settlement. As soon as practicable after the end of each Year, Landlord will give Tenant a statement of the actual Direct Costs for the Year, and which shall indicate the amount, if any, of the Excess. Direct Costs for any partial Year will be prorated based on a 365-day calendar year. The statement of Direct Costs is conclusive, binds Tenant, and Tenant waives all rights to contest the statement, except for items of Direct Costs to which Tenant objects by notice to Landlord given within 90 days after receipt of Landlord’s statement; however, Tenant’s objection will not relieve Tenant from its obligation to pay Direct Costs pending resolution of any objection. If the Direct Costs exceed the Estimated Direct Costs for the Year, then Tenant shall pay any underpayment in Excess to Landlord in a lump sum as Rent within 30 days after receipt of Landlord’s statement of Direct Costs. If the Estimated Direct Costs exceeds the Direct Costs for the Year, then Landlord shall credit any overpayment in Excess against Rent next due. However, if the Term ends during a Year, then Landlord may, in Landlord’s sole discretion, elect either of the following: (1) to forego the settlement of Excess Direct Costs for the Year that is otherwise required and accept the payments of estimated Excess for the final Year in satisfaction of Tenant’s obligations to pay Excess for the final Year, or (2) to have Landlord’s and Tenant’s obligations under this §4.2(e) survive the end of the Term.

(f)
Audit. Tenant shall have the right to review and/or audit Landlord’s books and records regarding Tenant’s Share of Operating Costs at Landlord’s offices during normal business hours on ten (10) business days’ prior notice (“Review Notice”) for a period of ninety (90) days following Tenant’s receipt of the Annual Statement (the “Review Period”). Within a reasonable time after receipt of Tenant’s review/audit notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the office of the Project, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. Any audit shall be conducted by a reputable firm of certified public accountants (“Tenant’s CPA”) which, along with Tenant, agrees to be bound by a confidentiality agreement, on a noncontingent fee basis. Tenant shall have no right to contest, review or audit such statement if a Default has occurred and is continuing, or if Tenant fails to give such written notice during the Review Period. Within ninety (90) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to the books and records that Tenant has reviewed. If Tenant fails to give Landlord an Objection Notice within the 90-day period or fails to provide Landlord with a Review Notice within the 90-day period described above, Tenant shall be deemed to have approved Landlord’s statement of Operating Costs for such year and shall be barred from raising any claims regarding the Operating Costs for that year. Landlord may elect to contest the conclusion of Tenant’s auditor in the Objection Notice by giving a written contest notice (the “Contest Notice”) to Tenant within sixty (60) days after receipt of the Objection Notice, such Contest Notice containing the name of a firm of certified public accountants appointed by Landlord (“Landlord’s CPA”). Landlord’s CPA and Tenant’s CPA shall meet and confer within forty-five (45) days after the Contest Notice is given in an attempt to agree on any disputed items. If Landlord’s CPA and Tenant’s CPA are unable to agree on all disputed items within forty-five (45) days after the Contest Notice, then each of Landlord’s CPA and Tenant’s CPA shall propose and deliver to each other in writing an amount to be paid by Tenant to Landlord or Landlord to Tenant relating to the Operating Costs being audited. Tenant’s CPA and Landlord’s CPA shall agree on a third CPA experienced in real estate accounting unaffiliated with

Landlord, Tenant and their respective CPA’s and who has not worked for Landlord, Tenant or their respective CPA’s in the last ten (10) years. Such third CPA (the “Deciding CPA”) shall meet for one day or less with Landlord’s CPA and Tenant’s CAP within fifteen (15) business days after the appointment of such Deciding CPA, and at the end of such meeting the Deciding CPA shall choose in writing either Tenant’s CPA’s proposal or Landlord’s CPA’s proposal, and such decision shall be final, binding and nonappealable. If Landlord and Tenant determine that Operating Costs for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rental in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Operating Costs for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. Landlord shall pay for Landlord’s CPA, Tenant shall pay for Tenant’s CPA and the cost of the Deciding CPA shall be divided equally among the parties. No books and records may be removed from Landlord’s office. Notwithstanding the foregoing, if it is determined that Operating Costs reflected in the Annual Statement have been overstated by five percent (5%) or more, than Landlord shall pay for the reasonable cost of Tenant’s CPA and the Deciding CPA.

     4.3 Other Taxes. Upon demand, Tenant will reimburse Landlord for taxes paid by Landlord on (a) Tenant’s Personal Property, (b) Rent, (c) Tenant’s occupancy of the Premises, or (d) this Lease. If Tenant cannot lawfully reimburse Landlord for these taxes, then the Base Rent will be increased to yield to Landlord the same amount after these taxes were imposed as Landlord would have received before these taxes were imposed.
     4.4 Terms of Payment. “Rent” means all amounts payable by Tenant under this Lease and the exhibits, including Base Rent and Additional Rent. If a time for payment of an item of Rent is not specified in this Lease, then Tenant will pay Rent within 30 days after receipt of Landlord’s statement or invoice. Unless otherwise provided in this Lease, Tenant shall pay Rent without notice, demand, deduction, abatement or setoff, in lawful U.S. currency, at Landlord’s Billing Address. Landlord will send invoices payable by Tenant to Tenant’s Billing Address; however, neither Landlord’s failure to send an invoice nor Tenant’s failure to receive an invoice for Base Rent (and installments of Estimated Direct Costs) will relieve Tenant of its obligation to timely pay Base Rent (and installments of Estimated Direct Costs). Any partial payment of Rent by Tenant will be considered a payment on account. No endorsement or statement on any Rent check or any letter accompanying Rent will be deemed an accord and satisfaction, affect Landlord’s right to collect the full Rent due, or require Landlord to apply any payment to any Rent other than Rent earliest due. No payment by Tenant to Landlord will be deemed to extend the Term or render any notice, pending suit or judgement ineffective. By notice to the other, each party may change its Billing Address.
     4.5 Late Payment. If Landlord does not receive all or part of any item of Rent when due, then Tenant shall pay Landlord 5% of the overdue Rent (“Late Charge”) as Additional Rent. Tenant agrees that the Late Charge is not a penalty, and will compensate Landlord for costs not contemplated under this Lease that are impracticable or extremely difficult to fix. Landlord’s acceptance of a Late Charge does not waive Tenant’s default.
5. USE & OCCUPANCY
     5.1 Use. Tenant shall use and occupy the Premises only for the Use. Landlord does not represent or warrant that the Project is suitable for the conduct of Tenant’s particular business.
     5.2 Compliance with Laws and Directives.
(a)	Tenant’s Compliance. Subject to the remaining terms of this Lease, Tenant shall comply at Tenant’s expense with all laws and directives of Landlord’s insurers concerning:
(1)	The Leasehold Improvements and Alterations,

(2)	Tenant’s use or occupancy of the Premises,

(3)	Tenant’s employer/employee obligations,

(4)	A condition created by Tenant, its Affiliates or their contractors or invitees,

(5)	Tenant’s failure to comply with this Lease,

(6)	The negligence of Tenant or its Affiliates or contractors, or

(7)	Any chemical wastes, contaminants, pollutants or substances that are hazardous, toxic, infectious, flammable or dangerous, or regulated by any local, state or federal statute, rule, regulation or ordinance for the protection of health or the environment (“Hazardous Materials”) that are introduced to the Project, handled or disposed by Tenant or its Affiliates, or any of their contractors.

Notwithstanding the foregoing, nothing in this Paragraph 5.2(a) shall require Tenant to bear any expenses for any structural changes, modifications or Alterations to the Premises or the Project or any changes to the Systems unless such changes are necessitated by Tenant’s particular use of, or improvement to, the Premises or the Project.

(b)
Landlord’s Compliance. The cost of Landlord’s compliance with laws or directives of Landlord’s insurers concerning the Project, other than those that are Tenant’s obligation under subsection (a), will be included in Expenses to the extent allowed under §4.2.

     5.3 Occupancy. Tenant shall not interfere with Building services or other tenants’ rights to quietly enjoy their respective premises or the Common Areas. Tenant shall not make or continue a nuisance, including any objectionable odor, noise, fire hazard, vibration, or wireless or electromagnetic transmission. Tenant will not maintain any Leasehold Improvements or use the Premises in a way that increases the cost of insurance required under §9.2, or requires insurance in addition to the coverage required under §9.2.
     5.4 OFAC Certification. Tenant represents that: (a) Tenant is not now and has never been listed or named as a Blocked Person, or (b) Tenant is not now and has never been acting directly or indirectly for, or on behalf of, any Blocked Person. “Blocked Person” means any person, group, entity or nation designated by the United States Treasury Department as a terrorist or a “Specially Designated National and Blocked Person,” or that is a banned or blocked person, entity, nation under any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control.
6.	SERVICES & UTILITIES
6.1	Standard Services.

(a)	Standard Services Defined. “Standard Services” means:
(1)	Heating, ventilation and air-conditioning (“HVAC”) during Business Hours as reasonably required to comfortably use and occupy the Premises and interior Common Areas;

(2)	Tempered water from the public utility for use in Common Areas rest rooms, and water from the public utility for use in customary kitchen facilities located in the Premises;

(3)	Janitorial services to the Premises and interior Common Areas 5 days a week, except Holidays, and pest control services in the Common Areas as needed to keep the Common Areas free from infestation;

(4)	Access to the Premises (by at least 1 passenger elevator if not on the ground floor);

(5)	Labor to replace fluorescent tubes and ballasts in Building Standard light fixtures in the Premises;

(6)	Access control services; and

(7)	Electricity from Landlord’s selected provider(s) for Common Areas lighting;
(b)
Standard Services Provided. During the Term, Landlord shall provide the Standard Services to Tenant. The cost of the Standard Services is included in Expenses. Landlord is not responsible for any inability to provide Standard Services due to either the concentration of personnel or equipment in the Premises; or Tenant’s use of equipment in the Premises that is not customary office equipment or has special cooling requirements.

     6.2 Additional Services. Landlord will provide utilities and services in excess of the Standard Services subject to the following:
(a)	HVAC. If Tenant requests HVAC service to the Premises during non-Business Hours, Tenant will pay as Rent Landlord’s scheduled rate for this service.

(b)
Lighting. Landlord will furnish Building Standard lamps, bulbs, ballasts and starters that are part of the Leasehold Improvements at no cost to Tenant (but shall be included in Direct Costs), and non Building standard lamps, bulbs, ballasts and starters that are part of the Leasehold Improvements for purchase by

Tenant at Landlord’s cost, plus Landlord’s standard administration fee. Landlord will install non-Building Standard items at Landlord’s scheduled rate for this service.

(c)
Other Utilities and Services. Tenant will pay as Rent the actual cost of utilities or services (other than HVAC and lighting addressed in (a) and (b), and subject to Section 6.3 below) either used by Tenant or provided at Tenant’s request in excess of that provided as part of the Standard Services, plus Landlord’s standard administration fee. Tenant’s excess consumption may be estimated by Landlord unless either Landlord requires or Tenant elects to install Building Standard meters to measure Tenant’s consumption.

(d)
Additional Systems and Metering. Landlord may require Tenant, at Tenant’s expense, to upgrade or modify existing Mechanical Systems serving the Premises or the Leasehold Improvements to the extent necessary to meet Tenant’s excess requirements (including installation of Building Standard meters to measure the same).

     6.3 Separate Metering and Electrical Billing. Notwithstanding anything to the contrary in this Article 6, Tenant shall contract directly with San Diego Gas and Electric Company (“Electric Provider”) for all electrical power and services in the Premises. Such services shall not be included in Landlord’s Standard Services. Tenant’s total consumption of electricity in the Premises, including lighting and convenience outlets, shall be separately metered and Tenant shall be solely responsible for the costs thereof. Landlord shall be responsible for (as part of Direct Costs) the installation of any meters in, on or about the Premises. Tenant shall pay all costs associated with electrical consumption directly to the Electric Provider or pay as Rent the actual cost of Tenant’s electricity consumption, plus Landlord’s standard administrative fee, at Landlord’s election. Notwithstanding the foregoing, the total connected load shall not exceed 4 watts per RSF of the Premises.
     6.4 Telecommunication Services. Tenant will contract directly with third party providers and will be solely responsible for paying for all telephone, data transmission, video and other telecommunication services (“Telecommunication Services”) subject to the following:
(a)
Providers. Each Telecommunication Services provider that does not already provide service to the Building shall be subject to Landlord’s approval, which Landlord may withhold in Landlord’s sole discretion. Without liability to Tenant, the license of any Telecommunication Services provider servicing the Building may be terminated under the terms of the license, or not renewed upon the expiration of the license.

(b)
Tenant’s Wiring. Landlord may, in its sole discretion, designate the location of all wires, cables, fibers, equipment, and connections (“Tenant’s Wiring”) for Tenant’s Telecommunication Services, restrict and control access to telephone cabinets and rooms. Tenant may not use or access the Base Building, Common Areas or roof for Tenant’s Wiring without Landlord’s prior written consent, which Landlord may withhold in Landlord’s sole discretion. Tenant’s Wiring will be subject to removal in accordance with §3.3.

(c)	No Beneficiaries. This §6.4 is solely for Tenant’s benefit, and no one else shall be considered a beneficiary of these provisions.
     6.5 Special Circumstances. Without breaching this Lease or creating any liability on the part of Landlord, Landlord may interrupt, limit or discontinue any utility or services Landlord provides under this Article 6 under any of the following circumstances: (a) without notice, in an emergency; (b) with reasonable notice, to comply with laws or to conform to voluntary government or industry guidelines; (c) with reasonable notice, to repair and maintain the Project under §7.2 (including scheduled annual Building-wide shutdowns); or (d) with reasonable notice, to modify, renovate or improve the Project under §8.2. Notwithstanding the foregoing, in the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration to the Common Areas, the Premises or other portions of the Project required to performed by Landlord under this Lease (unless the same is required due to the negligence or willful misconduct of Tenant or any of Tenant’s employees), (ii) the unavailability of any utility to the Premises where such unavailability is principally due to the gross negligence or willful misconduct of Landlord or Landlord’s employees, or (iii) the presence of Hazardous Materials on or about the Project not caused by the acts or omissions of Tenant or Tenant’s employees (any such set of circumstances as set forth in items (i), through (iii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord prompt notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive days after the commencement of such Abatement Event or the same Abatement Event occurs ten (10) or more nonconsecutive days in any twelve month period (the “Eligibility Period”), then the Base Rent, recurrent Additional Rent and parking charges shall be abated or reduced, as the case may be, beginning on the date of such Abatement Event and continuing for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use (“Unusable Area”), bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, the Unusable Area for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and recurrent Additional Rent for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Base Rent, the recurrent Additional Rent and parking charges shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event.
7. REPAIRS
     7.1 Tenant’s Repairs. Except as provided in Articles 10 and 12, during the Term Tenant shall, at Tenant’s cost, repair, maintain and replace, if necessary, the Leasehold Improvements (other than the Systems) and keep the Premises in good order, condition and repair, ordinary wear and tear excepted. Tenant’s work under this §7.1 must be (a) approved by Landlord before commencement, (b) supervised by Landlord at Tenant’s cost, if Landlord so reasonably requires, (c) performed in compliance with laws and Building rules and regulations, and (d) performed lien free and in a first-class manner with materials of at least Building Standard.
     7.2 Landlord’s Repairs. Except as provided in Articles 10 and 12, during the Term Landlord shall repair, maintain and replace, if necessary, all parts of the Project that are not Tenant’s responsibility under §7.1, or any other tenant’s responsibility under their respective lease, and otherwise keep the Project in good order and condition according to the standards prevailing for comparable office buildings in the area in which the Building is located. Except in an emergency, Landlord will use commercially reasonable efforts to avoid disrupting the Use of the Premises in performing Landlord’s duties under this §7.2; however, Landlord will not be required to employ premium labor to perform any of Landlord’s duties under this §7.2. Tenant may not repair or maintain the Project on Landlord’s behalf or offset any Rent for any repair or maintenance of the Project that is undertaken by Tenant.
8. ALTERATIONS
     8.1 Alterations by Tenant. “Alterations” means any modifications, additions or improvements to the Premises or Leasehold Improvements made by Tenant during the Term, including modifications to the Base Building or Common Areas required by law as a condition of performing the work. Alterations do not include work performed under a Work Letter that is part of this Lease. Alterations are made at Tenant’s sole cost and expense, subject to the following:
(a)
Consent Required. All Alterations to excess of $1,500 require Landlord’s prior written consent. If a Design Problem exists, Landlord may withhold its consent in Landlord’s sole discretion; otherwise, Landlord will not unreasonably withhold its consent. Unless Tenant obtains Landlord’s prior written consent to the Alterations becoming part of the Premises to be tendered to Landlord on termination of the Lease, Landlord may require Tenant to remove Alterations and restore the Premises under §3.3 upon termination of this Lease.

(b)	Design Problem Defined. “Design Problem” means a condition that results, or will result, from work proposed, being performed or that has been completed that either:
(1)	Does not comply with laws;

(2)	Does not meet or exceed the Building Standard;

(3)	Exceeds the capacity, adversely affects, is incompatible with, or impairs Landlord’s ability to maintain, operate, alter, modify or improve the Base Building;

(4)	Affects the exterior appearance of the Building or Common Areas;

(5)	Violates any agreement affecting the Project;

(6)	Costs more to demolish than Building Standard improvements;

(7)	Violates any insurance regulations or standards for a fire-resistive office building;

(8)
Locates any equipment, Tenant’s Wiring or Tenant’s Personal Property on the roof of the Building, in Common Areas or in telecommunication or electrical closets, except for connections of Tenant’s Wiring to service provided by Telecommunications Services providers; or

(9)	Cases a “work of visual art” (as defined in the Visual Artists Rights Act of 1990) to be incorporated into or made a part of the Building.
(c)
Performance of Alterations. Alterations shall be performed by Tenant in a good and workman-like manner according to plans and specifications approved by Landlord. All Alterations shall comply with law and insurance requirements. Landlord’s designated contractors must perform Alterations affecting the Base Building or Mechanical Systems; and, all other work will be performed by qualified contractors that meet Landlord’s insurance requirements and are otherwise approved by Landlord. Promptly after completing Alterations, Tenant will deliver to Landlord “as-built” CADD plans, proof of payment, a copy of the recorded notice of completion, and all unconditional lien releases.

(d)
Bonding. If requested by Landlord, before commencing Alterations Tenant shall at Tenant’s cost obtain bonds, or deposit with Landlord other security acceptable to Landlord for the payment and completion of the Alterations. These bonds or other security shall be in form and amount acceptable to Landlord.

(e)
Alterations Fee. Tenant shall pay Landlord as Rent 5% of the total construction costs of the Alterations to cover review of Tenant’s plans and construction coordination by Landlord’s employees. In addition, Tenant shall reimburse Landlord for the actual cost that Landlord reasonably incurs to have engineers, architects or other professional consultants review Tenant’s plans and work in progress, or inspect the completed Alterations.

     8.2 Alterations by Landlord. Landlord may modify, renovate or improve the Project as Landlord deems appropriate, provided Landlord uses commercially reasonable efforts to avoid disrupting Tenant’s business and shall not materially impair Tenant’s access to the Premises or the Project.
     8.3 Liens and Disputes. Tenant will keep title to the Land and Building free of any liens concerning the Leasehold Improvements, Alterations, or Tenant’s Personal Property, and will promptly take whatever action is required to have any of these liens released and removed of record (including, as necessary, posting a bond or other deposit). To the extent legally permitted, each contract and subcontract for Alterations will provide that no lien attaches to or may be claimed against the Project. Tenant will indemnify Landlord for costs that Landlord reasonably incurs because of Tenant’s violation of this §8.3.
9. INSURANCE
     9.1 Tenant’s Insurance.
(a)
Tenant’s Coverage. Before taking possession of the Premises for any purpose (including construction of Tenant improvements, if any) and during the Term, Tenant will provide and keep in force the following coverage:

(1)
Commercial general liability insurance insuring Tenant’s use and occupancy of the Premises and use of the Common Areas, and covering personal and bodily injury, death, and damage to others’ property of not less than the Liability Limit. Each of these policies shall include cross liability and severability of interests clauses, and be written on an occurrence, and not claims-made, basis. Each of these policies shall name Landlord, the Building property manager, each secured lender, and any other party reasonably designated by Landlord as an additional insured (“Additional Insured”).

(2)
All risk insurance (including standard extended coverage endorsement perils, leakage from fire protective devices and other water damage) covering the full replacement cost of the Leasehold Improvements and Tenant’s Personal Property. Each of these policies shall name Landlord and each Additional Insured an additional insured to the extent of their interest in the Leasehold Improvements. Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Landlord and each Additional Insured.

(3)
Insurance covering the perils described in (2) for Tenant’s loss of income or insurable gross profits with a limit not less than Tenant’s annual Rent. Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Landlord and each Additional Insured.

(4)	If any boiler or machinery is operated in the Premises, boiler and machinery insurance.

(5)	Insurance required by law, including workers’ compensation insurance.

(6)	Employers liability insurance with limits not less than $1 million.

(7)	Commercial automobile liability insurance covering all owned, hired, and non-owned vehicles with a combined single limit of not less than $1 million for each accident or person.

(8)
Insurance covering the Leasehold Improvements and Tenant’s Personal Property against loss or damage; provided, however, that Tenant may elect to self-insure this coverage. If Tenant does not elect to self-insure this coverage, then each of these policies shall name Landlord and each Additional Insured an additional insured to the extent of their interest in the Leasehold Improvements.

(b)
Insurers and Terms. Each policy required under (a) shall be written with insurance companies that are licensed to do business in the state in which the Building is located and have a rating of not less than A and a Financial Size Class of at least VIII by A.M. Best Company. The proceeds of policies providing coverage under subsection (a)(2) of this §9.1 will be payable to Landlord, Tenant and each Encumbrance holder as their interests may appear. Tenant will cooperate with Landlord in collecting any insurance proceeds that may be due in the event of loss, and Tenant will execute and deliver to Landlord proofs of loss and any other instruments that Landlord may require to recover such insurance proceeds.

(c)
Proof of Insurance. At least 10 days prior to the Commencement Date, and throughout the Term, Tenant will provide Landlord with certificates of insurance establishing that the coverage required under subsection (a) is in effect. Tenant will provide replacement certificates at least 30 days before any policy expires that the expiring policy has been renewed or replaced.

9.2	Landlord’s Insurance.

(a)	Landlord’s Coverage. During the Term, Landlord will provide and keep in force the following coverage:
(1)	Commercial general liability insurance.

(2)
All risk insurance (including standard extended coverage endorsement perils, leakage from fire protective devices and other water damage) covering the Project improvements (excepting the Leasehold Improvements to be insured by Tenant). Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Tenant.

(3)
Insurance covering the perils described in (2) for Landlord’s loss of rental income or insurable gross profits. Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Tenant.

(4)	Boiler and machinery insurance.

(5)	Other insurance that Landlord elects to maintain.
(b)	Terms. Each of the policies required under (a) will have those limits, deductibles, retentions and other terms that Landlord prudently determines.
10. DAMAGE OR DESTRUCTION
     10.1 Damage and Repair. If all or any part of the Project is damaged by fire or other casualty, then the parties will proceed as follows:
(a)
Landlord’s Estimates. Landlord will assess the damage to the Project (but not the Leasehold Improvements) and notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repairs and restoration of the Project (“Repair Estimate”) within 30 days after the date of the casualty. Landlord will also estimate the time that all or a portion of the Premises will be Untenantable (“Interruption Estimate”). “Untenantable” means that the Premises are not reasonably accessible or are unfit for the Use. Within 30 days after the later of the casualty, issuance of the Repair Estimate, issuance of the Interruption Estimate, or receipt of any denial of coverage or reservation of rights from Landlord’s insurer, each party may terminate the Lease by written notice to the other on the following conditions:

(1)	Landlord may elect to terminate this Lease if either:
(A)	The Repair Estimate exceeds 180 days, or

(B)	The damage or destruction occurs in the last 12 Months of the Term; or

(C)
The repair and restoration is not fully covered by insurance maintained or required to be maintained by Landlord (subject only to those deductibles or retentions Landlord elected to maintain) or Landlord’s insurer denies coverage or reserves its rights on coverage.

(2)	Tenant may elect to terminate this Lease if the Interruption Estimate exceeds 180 days.
(b)	Repairs. If neither party terminates the Lease under (a), then the Lease shall remain in full force and effect and the parties will proceed as follows:
(1)
Landlord will repair and restore the Project (but not Leasehold Improvements) to the condition existing prior to such damage, except for modifications required by law. Landlord will perform such work reasonably promptly, subject to delay for loss adjustment, delay caused by Tenant and Force Majeure.

(2)
Tenant will repair and restore the Leasehold Improvements reasonably promptly to the condition existing prior to such damage, but not less than then current Building Standards, except for modifications required by law.

(3)	Tenant may not terminate this Lease if the actual time to perform the repairs and restoration exceeds the Repair Estimate, or the actual interruption exceeds the Interruption Estimate.
     10.2 Rent Abatement. If as a result of the damage or destruction under §10.1 all or any part of the Premises becomes Untenantable and Tenant does not actually use the Untenantable part of the Premises for more than 3 consecutive business days, then Tenant’s Base Rent and Additional Rent for the Untenantable part of the Premises that Tenant does not actually use will be abated from the 4th consecutive business day until the Untenantable part of the Premises becomes tenantable; however, Tenant will not be entitled to abatement of Base Rent and Additional Rent after the later of (a) that date that Landlord repairs and restores the Project to the extent necessary for Tenant to reasonably access and use the Premises for the Use, or (b) that date that repair and restoration of the Leasehold Improvements would have been substantially complete if Tenant had performed its obligations under §10.1(b)(2) diligently and in coordination with Landlord’s work. Tenant’s sole remedies against Landlord for damage or destruction of any part of the Project is abatement of Base Rent and Additional Rent under this §10.2 and/or termination of the Lease as provided in §10.1, and Landlord will not be liable to Tenant for any other amount, including damages to Tenant’s Personal Property, consequential damages, actual or constructive eviction, or abatement of any other item of Rent.
11. INDEMNITY
     11.1 Claims. “Claims” means any and all liabilities, losses, claims, demands, damages or expenses that are suffered or incurred by a party, including attorneys’ fees reasonably incurred by that party in the defense or enforcement of the rights of that party.
     11.2 Landlord’s Waivers and Tenant’s Indemnity.
(a)
Landlord’s Waivers. Landlord waives any Claims against Tenant and its Affiliates for perils insured or required to be insured by Landlord under subsections (2) and (3) of §9.2(a), except to the extent caused by the gross negligence or willful misconduct of Tenant or its Affiliates.

(b)	Tenant’s Indemnity. Unless waived by Landlord under (a), Tenant will indemnify and defend Landlord and its Affiliates and hold each of them harmless from and against Claims arising from:
(1)	Any accident or occurrence on or about the Premises, except to the extent caused by Landlord’s or its Affiliates’ gross negligence or willful misconduct;

(2)	Tenant’s or its Affiliates’ negligence or willful misconduct; or

(3)	Any claim for commission or other compensation by any person other than the Brokers for services rendered to Tenant in procuring this Lease.
11.3	Tenant’s Waivers and Landlord’s Indemnity.

(a)	Tenant’s Waivers. Tenant waives any Claims against Landlord and its Affiliates for:
(1)
Any peril insured or required to be insured by Tenant under subsections (2), (3) and (8) of §9.1(a), except to the extent caused by the gross negligence or willful misconduct of Landlord or its Affiliates, but in no case will Landlord be liable for any special or consequential damages (including interruption of business, loss of income, or loss of opportunity); or

(2)	Damage caused by any public utility, public work, other tenants or occupants of the Project, or persons other than Landlord; or

(3)	Damages in excess of the insurance Landlord maintains under §9.1.
(b)	Landlord’s Indemnity. Unless waived by Tenant under (a), Landlord will indemnify and defend Tenant and its Affiliates and hold each of them harmless from and against Claims arising from:
(1)	Landlord’s or its Affiliates’ gross negligence or willful misconduct; or

(2)	Any claim for commission or other compensation by any person other than the Brokers for services rendered to Landlord in procuring this Lease.
     11.4 Affiliates Defined. “Affiliates” means with respect to a party (a) that party’s partners, co-members and joint venturers, (b) each corporation or other entity that is a parent or subsidiary of that party, (c) each corporation or other entity that is controlled by or under common control of a parent of such party, and (d) the directors, officers, employees and agents of that party and each person or entity described in subsections (a) through (c) of this §11.4.
     11.5 Survival of Waivers and Indemnities. Landlord’s and Tenant’s waivers and indemnities under §11.2 and §11.3 will survive the expiration or early termination of this Lease.
12.	CONDEMNATION
     12.1 Taking. “Taking” means acquiring of all or part of the Project for any public or quasi-public use by exercise of a right of eminent domain or under any other law, or any sale in lieu thereof. If a Taking occurs:
(a)	Total Taking. If because of a Taking substantially all of the Premises is untenantable for substantially all of the remaining Term, then the Lease terminates on the date of the Taking.

(b)
Partial Taking. If a Taking does not cause the Lease to be terminated under (a), then Landlord will restore (and alter, as necessary) the Premises to be tenantable, unless the Lease is terminated by either Landlord or Tenant under the following circumstances:

(1)	Landlord may terminate the Lease upon 60 days prior written notice to Tenant if Landlord reasonably determines that it is uneconomical to restore or alter the Premises to be tenantable.

(2)
Tenant may terminate the Lease upon 60 days prior written notice to Landlord if the Taking causes more than 20% of the Premises to be Untenantable for the remainder of the Term and Tenant cannot reasonably operate Tenant business for the Use in the remaining Premises.

(c)
If the Lease is not terminated under (a) or (b), the Rent payable by Tenant will be reduced for the term of the Taking based upon the RSF Premises rendered Untenantable by the Taking and that Tenant does not actually use.

     12.2 Awards. Landlord is entitled to the entire award for any claim for a taking of any interest in this Lease or the Project, without deduction or offset for Tenant’s estate or interest; however, Tenant may make a claim for relocation expenses and damages to Tenant’s Personal Property and business to the extent that Tenant’s claim does not reduce Landlord’s award.

13. TENANT TRANSFERS
     13.1 Terms Defined.
     (a) Transfer Defined. “Transfer” means any:
(1)	Sublease of all or part of the premises, or assignment, mortgage, hypothecation or other conveyance of an interest in this Lease;

(2)	Use of the Premises by anyone other than Tenant with Tenant’s consent;

(3)	Change in Tenant’s form of organization (e.g., a change from a partnership to limited liability company);

(4)	Transfer of 51% or more of Tenant’s assets, shares (excepting shares transferred in the normal course of public trading), membership interests, partnership interests or other ownership interests; or

(5)	Transfer of effective control of Tenant.
     13.2 Prohibited Transfers. Tenant may not enter into a Transfer or other agreement to use or occupy the Premises that provides for rent or other compensation based in whole or in part on the net income or profits from the business operated in the Premises. Tenant may not enter into a Transfer if the proposed transferee is directly or indirectly related to the Landlord under §856, et seq. of the Internal Revenue Code of 1986 (as amended). Any such Transfers shall be considered null, void and of no force or effect.
     13.3 Consent Not Required. Tenant may effect a Transfer to a Permitted Transferee without Landlord’s prior consent and without application of § 13.5, below, but with notice to Landlord given not later than the Permitted Transferee’s occupancy. “Permitted Transferee” means any person or entity that:
(a)
Either (1) controls, is controlled by, or is under common control with Tenant (for purposes hereof, “control” shall mean ownership of not less than 50% of all of the voting stock or legal and equitable interest in the entity in question), (2) results from the merger or consolidation of Tenant, or (3) acquires all or substantially all of the stock and/or assets of Tenant as a going concern;

(b)
Has a tangible net worth and liquid assets immediately following the Transfer not less than the greater of (1) Tenant’s tangible net worth and liquid assets preceding the Transfer, or (2) Tenant’s tangible net worth and liquid assets as of the execution of this Lease;

(c)	Will not, by occupying the Premises, cause Landlord to breach any other lease or other agreement affecting the Project; and

(d)	Is not named or listed as a Blocked Person.
     13.4 Consent Required. Each proposed Transfer other than those prohibited under § 13.2 or permitted under §13.3 requires Landlord’s prior consent, in which case the parties will proceed as follows:
(a)
Tenant’s Notice. Tenant shall notify Landlord at least 30 days prior to the proposed Transfer of the name and address of the proposed transferee and the proposed use of the Premises, and include in the notice the Transfer documents and copies of the proposed transferee’s balance sheet and income statement for the most recent complete fiscal year.

(b)	Landlord’s Rights. Within 30 days after receipt of Tenant’s complete notice, Landlord may either:
(1)	If the proposed Transfer is either an assignment of this Lease or sublease of substantially all of the Premises, terminate this Lease as of the proposed Transfer date;

(2)
If the proposed Transfer is a sublease of all of the Premises or any part of the Premises that will be separately demised and have its own entrance from the Common Areas, exercise a right of first refusal to sublease such portion of the Premises at the lesser of (A) the Rent (prorated for subletting part of the Premises), or (B) the rent payable in the proposed Transfer; or

(3)	Consent or deny consent to the proposed Transfer, consent not to be unreasonably withheld if:

(A)	The proposed transferee, in Landlord’s reasonable opinion, has the financial capacity to meet its obligations under the proposed Transfer;

(B)	The proposed use is consistent with the Use and will not cause Landlord to be in breach of any lease or other agreement affecting the Project;

(C)	The proposed transferee is typical of tenants that directly lease premises in first-class office buildings;

(D)
The proposed transferee is not an existing tenant or an Affiliate of an existing tenant, or a party with which Landlord is actively negotiating to lease space in the Building (or has, in the last 6 months, been actively negotiating to lease space in the Building);

(E)	The proposed transferee is not an agency of any government, medical facility or entity having sovereign immunity;

(F)	Tenant is not in Default under this Lease; and

(G)	The proposed transferee is not named or listed as a Blocked Person.
(c)
Compelling Consent. If Landlord does not consent to a Transfer, Tenant’s sole remedy against Landlord will be an action for specific performance or declaratory relief, and Tenant may not terminate this Lease or seek monetary damages.

     13.5 Payments to Landlord. Tenant will pay Landlord all of the Transfer receipts that exceed Tenant’s Rent (on a per square foot basis); after Tenant is reimbursed for Tenant’s reasonable and customary out-of-pocket costs incurred in the Transfer, including attorneys’ fees, cost of improvements (or construction allowances) provided to the transferee, Alterations, and broker commissions. Tenant shall pay Landlord the greater of a $1,500 review fee or Landlord’s actual out- of-pocket legal fees and costs incurred for each proposed Transfer requiring Landlord’s consent, excepting those in which Landlord exercises its rights under subsection (1) or (2) of §13.4(b).
     13.6 Effect of Transfers. No Transfer releases Tenant or any guarantor of this Lease from any Lease obligation. Landlord’s acceptance of a payment from any person or entity other than Tenant that occupies the Premises does not waive Tenant’s obligations under this Article 13. If Tenant is in Default of this Lease, Landlord may proceed against Tenant without exhausting any remedies against any transferee and may require (by written notice to any transferee) any transferee to pay Transfer rent owed Tenant directly to Landlord (which Landlord will apply against Tenant’s Lease obligations). Termination of this Lease for any reason will not result in a merger. Each sublease will be deemed terminated upon termination of this Lease unless Landlord notifies the subtenant in writing of Landlord’s election to assume any sublease, in which case the subtenant shall attorn to Landlord under the executory terms of the sublease.
14. LANDLORD TRANSFERS
     14.1 Landlord’s Transfer. Landlord’s right to transfer any interest in the Project or this Lease is not limited by this Lease. Upon any such transfer, Tenant will attorn to Landlord’s transferee and Landlord will be released from liability under this Lease, except for any Lease obligations accruing before the transfer that are not assumed by the transferee.
     14.2 Subordination. This Lease is, and will at all times be, subject and subordinate to each ground lease, mortgage, deed to secure debt, mortgage or deed of trust now or later encumbering the Building, including each renewal, modification, supplement, amendment, consolidation or replacement thereof (each, an “Encumbrance”). At Landlord’s request, Tenant will, without charge, promptly execute, acknowledge and deliver to Landlord (or, at Landlord’s request, the Encumbrance holder) any instrument reasonably necessary to evidence this subordination. Notwithstanding the foregoing, each Encumbrance holder may unilaterally elect to subordinate its Encumbrance to this Lease.
     14.3 Attornment. Tenant will automatically attorn to any transferee of Landlord’s interest in the Project that succeeds Landlord by reason of a termination, foreclosure or enforcement proceeding of an Encumbrance, or by delivery of a deed in lieu of any foreclosure or proceeding (a “Successor Landlord”). In this event, the Lease will continue in full force and effect as a direct lease between the Successor Landlord and Tenant on all of the terms of this Lease, except that the Successor Landlord shall not be:
(a)	Liable for any obligation of Landlord under this Lease, or be subject to any counterclaim, defense or offset accruing before Successor Landlord succeeds to Landlord’s interest;

(b)	Bound by any modification or amendment of this Lease made without Successor Landlord’s consent,

(c)	Bound by any prepayment of more than one month’s Rent;

(d)	Obligated to return any Security Deposit not paid over to Successor Landlord, or

(e)
Obligated to perform any improvements to the Premises (or provide an allowance therefor). Upon Successor Landlord’s request, Tenant will, without charge, promptly execute, acknowledge and deliver to Successor Landlord any instrument reasonably necessary required to evidence such attornment.

     14.4 Estoppel Certificate. Tenant (and each guarantor of the Lease and transferee of an interest in the Lease, including subtenants) shall within five (5) days after Tenant’s taking possession of the Premises in accordance with the terms of the Tenant Work Letter, and at any time and during the Term from time to time, upon not less than ten (10) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing (the “Estoppel Certificate”) substantially in the form of Exhibit “F”, upon which Landlord and each existing or prospective Encumbrance holder may rely confirming the following (or whether any exceptions exist to the following):
(a)	The Commencement Date and Expiration Date;

(b)	The documents that constitute the Lease, and that the Lease is unmodified and in full force and effect;

(c)	The date through which Base Rent, Additional Rent, and other Rent has been paid;

(d)	That neither Landlord nor Tenant is in Default;

(e)	That Landlord has satisfied all Lease obligations to improve the Premises (or provide Tenant an allowance therefor) and Tenant has accepted the Premises;

(f)	That Tenant solely occupies the Premises; and

(g)	Such other matters concerning this Lease or Tenant’s occupancy that Landlord may reasonably require.
15. DEFAULT AND REMEDIES
15.1	Tenant’s Default and Remedies.
(a)	Tenant will be in “Default” of this Lease if Tenant either:
(1)	Fails to pay Rent when due, and the failure continues for 5 days after Landlord notifies Tenant of this failure under §17.2 (Tenant waiving any other notice that may be required by law);

(2)
Fails to perform a non-monetary Lease obligation of Tenant and the failure continues for 30 days after Landlord notifies Tenant of this failure, but if it will reasonably take more than 30 days to perform this obligation, then Tenant will have a reasonable time to perform this obligation, but only if Tenant commences performing this obligation within 30 days after Landlord notifies Tenant of this failure;

(3)	Consummates a Transfer that violates Article 13;

(4)	Fails, within 15 days after it occurs, to discharge any attachment or levy on Tenant’s interest in this Lease;

(5)
Fails, within 60 days after it occurs, to have vacated or dismissed any appointment of a receiver or trustee of Tenant’s assets (or any Lease guarantor’s assets), or any voluntary or involuntary bankruptcy or assignment for the benefit of Tenant’s creditors (or any Lease guarantor’s creditors); or

(6)	Is listed or named as a Blocked Person, or Tenant acts directly or indirectly for or on behalf of any Blocked Person in connection with this Lease.
(b)	If Tenant is in Default, Landlord may, without prejudice to the exercise of any other remedy, exercise any remedy available under law, including those described below:
(1)	Landlord has the remedy described in California Civil Code §1951.4. Landlord may continue this Lease in effect after Tenant’s breach and abandonment (until Landlord terminates Tenant’s right to possess the Premises under (2), below) and recover Rent as it becomes due. If Landlord elects this remedy, any Transfer Tenant proposes will be subject only to reasonable limitations.
(2)
Landlord has the remedy described in California Civil Code §1951.2. If Tenant does not abandon the Premises, Landlord may terminate Tenant’s right to possess the Premises and recover from Tenant all of the following:

(A)
The worth at the time of award (computed by allowing interest at the rate in (3), below, on amounts due prior to award, and discounting amounts due after award at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%) of:

(i)	The unpaid Rent earned as of termination;

(ii)	The amount that the unpaid Rent earned after termination to the date of award exceeds the rental loss that Tenant proves could have been reasonably avoided; and

(iii)	The amount that the unpaid Rent for the balance of the Term after the date of award exceeds the rental loss that Tenant proves could have been reasonably avoided; and
(B)
Any other amount necessary to compensate Landlord for damage caused by Tenant’s failure to observe this Lease (or which, in the ordinary course of things would be likely to result therefrom, including costs of obtaining mitigating rental income, such as excused rent, brokerage commissions, improvements, parking concessions, lease takeovers, cash payments, advertising, and moving costs).

(3)	For any amounts owed under (1) or (2), recover interest at the greater of the interest rate permitted under law or 10% (“Default Rate”) from the date each amount is due until paid by Tenant.
     15.2 Landlord’s Default and Remedies.
(a)
Landlord will be in “Default” of this Lease if Landlord fails to perform any Lease obligation of Landlord and this failure continues for 30 days after Tenant notifies Landlord of such failure, or such longer period of time as is reasonable if more than 30 days is reasonably required to perform this obligation if performance commences within this 30-day period and is diligently prosecuted to completion.

(b)	If Landlord is in Default, then Tenant may exercise any remedy available under law that is not waived or limited under this Lease, subject to the following:
(1)
Tenant may not terminate this Lease due to any Landlord Default until Tenant notifies each Encumbrance holder and each Encumbrance holder is provided a reasonable opportunity to gain legal possession of the Project and, after gaining possession, cure the Default.

(2)	Landlord’s liability under this Lease is limited to Landlord’s interest in the Building.

(3)	No liability under this Lease is assumed by Landlord’s Affiliates.
     15.4 Enforcement Costs. If Landlord or Tenant brings any action against the other to enforce or interpret any provision of this Lease (including any claim in a bankruptcy or an assignment for the benefit of creditors), the prevailing party will be entitled to recover from the other reasonable costs and attorneys’ fees incurred in such action.
     15.5 Jury Trial. Landlord and Tenant each waive trial by jury in any action, proceeding or counterclaim brought by either party against the other concerning any matter related to this Lease.
     15.6 Force Majeure. “Force Majeure” means any cause or event beyond both Landlord’s and Tenant’s reasonable control, including any act of God, government act or restriction, labor disturbance, general shortage of materials or supplies, riot, insurrection, or act of war or terrorism. Force Majeure excuses a party from performing any non-monetary Lease obligation for a commercially reasonable time.
16. SECURITY
     16.1 Security Deposit. Tenant will deposit the Security Deposit with Landlord on execution of this Lease. Landlord is not required to either segregate the Security Deposit from any other funds or pay any interest on the Security

Deposit. The Security Deposit secures Tenant’s performance of all Lease obligations. Landlord may apply the Security Deposit against any cost Landlord incurs or damage Landlord suffers because Tenant fails to perform any Lease obligation, including payment of Rent. Tenant will replenish any Security Deposit applied by Landlord within 10 days after receipt of Landlord’s demand. Tenant waives §1950.7 of the California Civil Code to the extent to affects Landlord’s ability to apply the Security Deposit.
     16.2 Refund. If Tenant fully and faithfully performs all of its Lease obligations, then Landlord will refund the Security Deposit (or any balance remaining) to Tenant within 60 days after the expiration or early termination of the Term and Tenant’s vacation and surrender of the Premises to Landlord in the condition required by §3.3. If Tenant has assigned this Lease, Landlord may return the Security Deposit to either Tenant or the then current assignee. Landlord’s transfer of the Security Deposit to any transferee of Landlord’s interest in the Building relieves Landlord of its obligations under this section, and Tenant will look solely to Landlord’s transferee for return of the Security Deposit.
     16.3 Financial Statements. Unless Tenant is a public company traded on a major stock exchange in the United States, Landlord may from time to time (but nor more often than once each Year) require Tenant to furnish Landlord with an audited financial statement covering the preceding Year and a certified financial statement covering each completed quarter of the current Year for which a statement is reasonably available.
17. MISCELLANEOUS
     17.1 Rules and Regulations. Tenant will comply with the Rules and Regulations attached as Exhibit B. Landlord may reasonably modify or add to the Rules and Regulations upon notice to Tenant. If the Rules and Regulations conflict with this Lease, the Lease shall govern.
     17.2 Notice. Notice to Landlord must be given to Landlord’s Notice Addresses. Notice to Tenant must be given to Tenant’s Notice Addresses. By notice to the other, either party may change its Notice Address. Each notice must be in writing and will be validly given if either: (a) the notice is personally delivered and receipt is acknowledged in writing; (b) the notice is delivered by a nationally recognized overnight courier service (e.g., FedEx) and receipt is acknowledged in writing. If the party to receive notice fails or refuses to accept delivery or acknowledge receipt of the notice in writing, then notice may be validly given by mailing the notice first-class, certified or registered mail, postage prepaid, and the notice will be deemed received by such party 2 business days after the notice’s deposit in the U.S. Mail.
     17.3 Intentionally Omitted.
     17.4 Building Name and Image. Tenant shall not use the Building’s name for any purpose other than Tenant’s address. Landlord may change the name of the Building without any obligation or liability to Tenant. Tenant may not use any image of the Building without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion.
     17.5 Entire Agreement. This Lease is deemed integrated and contains all of each party’s representations, waivers and obligations. The parties may only modify or amend this Lease in a writing that is fully executed by, and delivered to each party.
     17.6 Successors. Unless provided to the contrary elsewhere in this Lease, this Lease binds and inures to the benefit of each party’s heirs, successors and permissible assignees.
     17.7 No Waiver. A party’s waiver of a breach of this Lease will not be considered a waiver of any other breach. No custom or practice that develops between the parties will prevent either party from requiring strict performance of the terms of this Lease. No Lease provision or act of a party creates any relationship between the parties other than that of landlord and tenant.
     17.8 Independent Covenants. The covenants of this Lease are independent. A court’s declaration that any part of this Lease is invalid, void or illegal will not impair or invalidate the remaining parts of this Lease, which will remain in full force and effect.
     17.9 Captions. The use of captions, headings, boldface, italics or underlining is for convenience only, and will not affect the interpretation of this Lease.
     17.10 Authority. Individuals signing this Lease on behalf of either party represent and warrant that they are authorized to bind that party.
     17.11 Applicable Law. The laws of California govern this Lease. In any action brought under this Lease, Tenant submits to the jurisdiction of the courts of the State of California, and to venue in the County of Los Angeles.

     17.12 Confidentiality. Tenant will not record this Lease or a memorandum of this Lease without Landlord’s written consent. Tenant will keep the terms of this Lease confidential and, unless required by law, may not disclose the terms of this Lease to anyone other than Tenant’s Affiliates to the extent necessary to Tenant’s business.
     17.13 Reasonableness. Tenant’s sole remedy for any claim against Landlord that Landlord has unreasonably withheld or unreasonably delayed any consent or approval shall be an action for injunctive or declaratory relief.
     17.14 Time. Time of the essence as to all provisions in this Lease in which time is a factor.
     17.15 Quiet Enjoyment. So long as Tenant is not in Default and subject to the terms of this Lease beyond the applicable notice and cure periods, Tenant may peacefully and quietly enjoy the Premises for the Term under the terms of this Lease. Landlord will not be liable for any interference with Tenant’s peaceful and quiet enjoyment of the Premises and use of the Common Areas that is caused by anyone other than Landlord or its Affiliates.
     17.16 Landlord’s Entry. Landlord may enter the Premises at all reasonable hours to perform its obligations under this Lease. During the last 18 months of the Term, Landlord may enter the Premises with reasonable prior notice to Tenant to show the Premises to prospective tenants.
     17.17 Exhibits. The Exhibits attached to this Lease are part of this Lease. If any exhibit is inconsistent with the body of this Lease, then the provisions of the body of this Lease will govern.
18. OPTION TO EXTEND
     18.1 Option Right. Landlord hereby grants the Tenant named in this Lease (the “Original Tenant”) one (1) option (“Option”) to extend the Term for the entire Premises for a period of five (5) years (“Option Term”), which Option shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. The rights contained in this Article 18 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant occupies the entire Premises as of the date of Tenant’s Acceptance (as defined in Section 18.3 below).
     18.2 Option Rent. The Basic Rental payable by Tenant during the Option Term (“Option Rent”) shall be equal to the “Market Rent” (defined below). “Market Rent” shall mean the applicable Monthly Basic Rental, including all escalations, Direct Costs, additional rent and other charges at which tenants, as of the time of Landlord’s “Option Rent Notice” (as defined below), are entering into leases for non-sublease space which is not encumbered by expansion rights and which is comparable in size, location and quality to the Premises in renewal transactions for a term comparable to the Option Term which comparable space is located in the Project and office buildings comparable to the Project in San Diego, California (as reasonably determined by Landlord), taking into consideration the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant.
     18.3 Exercise of Option. The Option shall be exercised by Tenant only in the following manner: (i) Tenant shall not be in default, and shall not have been in default under this Lease more than once, on the delivery date of the Interest Notice and Tenant’s Acceptance; (ii) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Term, stating that Tenant is interested in exercising the Option, (iii) within fifteen (15) business days of Landlord’s receipt of Tenant’s written notice, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within five (5) business days after receipt of the Option Rent Notice (“Tenant’s Acceptance”). Tenant’s failure to deliver the Interest Notice or Tenant’s Acceptance on or before the dates specified above shall be deemed to constitute Tenant’s election not to exercise the Option. If Tenant timely and properly exercises its Option, the Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice unless Tenant, concurrently with Tenant’s Acceptance, objects to the Option Rent contained in the Option Rent Notice, in which event Landlord and Tenant shall use their best good faith efforts to agree upon the Market Rent. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant’s Acceptance (the “Outside Agreement Date”), then three (3) arbitrators shall be selected pursuant to Section 18.4 below and within three (3) business days following such selection, each party shall submit to each other and to the arbitrators a separate determination of the Market Rent. Tenant’s failure to timely submit its determination of Market Rent shall be deemed acceptance of Landlord’s submitted determination of Market Rent. If Tenant’s and Landlord’s submitted Market Rent are within five percent (5%) of each other, the Market Rent shall be deemed to be Landlord’s submitted Market Rent. If Landlord’s submitted Market Rent is more than 5% higher than Tenant’s submitted Market Rent, then the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Section 18.4 below.
     18.4 Determination of Market Rent. If Tenant timely and appropriately objects to the Market Rent in Tenant’s Acceptance, and Landlord and Tenant fail to reach agreement on the Market Rent prior to the Outside Agreement Date, then each party shall make a separate determination of the Market Rent which shall be submitted to each other and to arbitration in accordance with the following items (a) through (g):
          (a) Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the immediate vicinity of the Project, and who has been active in such field over me last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above (i.e., the arbitrators may only select Landlord’s or Tenant’s determination of Market Rent and shall not be entitled to make a compromise determination).
          (b) The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.
          (c) If Landlord’s submitted Market Rent is more than 5% higher than Tenant’s submitted Market Rent, the three arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent, and shall notify Landlord and Tenant thereof.
          (d) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.
          (e) If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date and Landlord’s submitted Market Rent is more than 5% higher than Tenant’s submitted Market Rent, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.
          (f) If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this item (d).
          (g) The cost of arbitration shall be paid by Landlord and Tenant equally.
Landlord and Tenant execute this Lease as follows:

LIFEVANTAGE CORPORATION		BERNARDO REGENCY, LLC

By:	/s/ David W. Brown	By:

Print:	DAVID W. BROWN	Print:

Title:	President/CEO	Title:

By:

Print:

Title:

EXHIBIT A — RULES & REGULATIONS
     1. Rules Applied. These Rules and Regulations apply equally to Tenant’s Affiliates and others permitted by Tenant to access, use or occupy the Premises.
     2. Right to Exclude. Landlord may require that Tenant, its Affiliates and guests comply with each reasonable security measure that Landlord may establish as a condition entry to the Premises, Building or Project. These measures may include submitting to a search by persons or devices employed by Landlord, presenting an identification card or pass issued by the government, Landlord, or both, being announced to Tenant and accepted as a visitor by Tenant, and signing a register on entry and exit. Any person who cannot comply with these requirements may be excluded from the Project. If Landlord requires a Building pass issued by Landlord as a condition of entry to the Premises, Building or Project, Landlord will furnish a Building pass to all persons reasonably designated by Tenant in writing. Landlord may exclude or expel from the Project any person who, in Landlord’s reasonable opinion, is intoxicated or under the influence of alcohol or drugs.
     3. Obstructions. Tenant will not cause the Common Areas, or sidewalks or driveways outside the Building to be obstructed. Landlord may, at Tenant’s expense, remove any such obstruction without prior notice to Tenant.
     4. Trash. Tenant may not litter. Tenant will reasonably participate in Landlord’s recycling program. Tenant will place trash in proper receptacles in the Premises provided by Tenant at Tenant’s cost, or in Building receptacles designated by Landlord for removal by Landlord; however, Tenant, at Tenant’s cost, will be responsible for removing trash that results from large move-ins or deliveries.
     5. Public Safety. Tenant will not throw anything out of doors, windows or skylights, down passageways or over walls. Tenant will not use any fire exits or stairways in the Building except in case of emergency. Firearms, weapons, explosives, flammable materials and other hazardous liquids and materials may not be brought into or stored in the Premises, Building or Project without the prior written consent of Landlord, which Landlord may withhold or condition in Landlord’s sole discretion, excepting reasonable quantities of customary office and cleaning supplies. Tenant must comply with all life safety programs established by Landlord or required by law and use commercially reasonable efforts to cause each of Tenant’s employees, invitees and guests to likewise comply, including participation in drills. Tenant will provide Landlord with the names and telephone numbers of representatives of Tenant that may be contacted in an emergency, and of all changes in personnel that may access the Premises.
     6. Keys, Access Cards and Locks. Landlord may from time to time install and change locks on entrances to the Project, Building, Common Areas or Premises, and will provide Tenant a number of keys to meet Tenant’s reasonable requirements. Additional keys will be furnished by Landlord at Tenant’s cost. At the end of the Term, Tenant will promptly return to Landlord all keys for the Building and Premises issued by Landlord to Tenant. Unless Tenant obtains Landlord’s prior written consent, Tenant will not add any locks or change existing locks on any door to the Premises, or in or about the Premises. If with Landlord’s consent, Tenant installs any lock incompatible with the Building master locking system, Tenant will; relieve Landlord of each Lease obligation that requires access to each affected area; indemnify Landlord against any Claim resulting from forced entry to each affected area in an emergency; and, at the end of the Term, remove each incompatible lock and replace it with a Building Standard lock at Tenant’s expense.
     7. Aesthetics. Unless Tenant obtains Landlord’s prior written consent (which may be withheld in Landlord’s sole discretion), Tenant may not:
(a)	Attach any awnings, signs, displays or projections to either the outside walls or windows of the Building, or to any part of the Premises visible from outside the Premises;

(b)	Hang any non-Building Standard curtains, blinds, shades or screens in any window or door of the Premises;

(c)	Coat or sunscreen the interior or exterior of any windows; or

(d)	Place any objects on windowsills.
     8. Directories and Signs. Tenant may list 1 trade name and suite number in each Building-wide directory in the Building’s main lobby. Tenant will keep all listings accurate and current. Tenant may install 1 Building Standard tenant identification sign containing Tenant’s trade name and suite number at the entrance to each separately demised suite leased by Tenant. Tenant will reimburse Landlord for the cost of all directory listings and signs, plus Landlord’s standard administration fee. Except as provided in this paragraph or elsewhere in the Lease, Tenant may not install any signs outside the Premises.
     9. HVAC Operation. Tenant will not obstruct the HVAC convectors or diffusers, or adjust or interfere with the HVAC system. Tenant will assist the HVAC system in maintaining comfort in the Premises by drawing shades, blinds and other window coverings in the Premises as may be reasonably required. Tenant may not use any method of heating or cooling the Premises other than that supplied by Landlord.
     10. Plumbing. Tenant will use plumbing fixtures only for the purpose for which they are constructed. Tenant will reimburse Landlord for any damage caused by Tenant’s misuse of plumbing fixtures. Tenant will promptly advise Landlord of any damage, defects or breakage of plumbing, electrical fixtures or HVAC equipment of which Tenant has knowledge. Tenant may not dispose of liquids, materials or substances (including coffee grounds) that may damage plumbing in any rest rooms, kitchen sinks, water closets, or other plumbing fixtures serving the Premises or Building, and shall be responsible for the cost of repairs caused by any misuse or neglect of such fixtures.
     11. Equipment Location. Landlord may specify the location of any of Tenant’s Business machines, mechanical equipment or other property that are unusually heavy, may damage the Building, or may cause vibration, noise or annoyance to other tenants. Tenant will reimburse Landlord for any professional engineering certification or assistance reasonably required to determine the location of these items.
     12. Bicycles. Tenant may not bring bicycles, scooters, or other means of personal conveyance (other than medically prescribed devices for use by the physically impaired) into the Building or Premises, and such devices must be parked in areas designated by Landlord.
     13. Animals. Tenant may not keep in or bring into the Building or Premises any fish, birds or animals, except assistance animals that are permitted and identified in accordance with law.
     14. Intentionally omitted.
     15. Elevators. Any use of the passenger elevators for purposes other than normal passenger use (such as moving to or from the Building or delivering freight), whether during or after Business Hours, must be scheduled through the office of the Property Manager. Tenant will reimburse Landlord for any extra costs incurred by Landlord in connection with any such non-passenger use of the elevators.
     16. Moving and Deliveries. Moving of Tenant’s Personal Property and deliveries of materials and supplies to the Premises must be made during the times and through the entrances, elevators and corridors reasonably designated by Landlord. Moving and deliveries may not be made through any of the main entrances to the Building without Landlord’s prior permission. Any hand truck or other conveyance used in the Common Areas must be equipped with rubber tires and rubber side guards to prevent damage to the Building and its property. Tenant will promptly reimburse Landlord for the cost of repairing any damage to the Building or its property caused by any person making deliveries to the Premises.
     17. Solicitation. Canvassing, soliciting and peddling in the Building are prohibited and Tenant will cooperate in preventing the same. Tenant may not post any notices, or distribute any advertisements or handbills outside the Premises.
     18. Food and Vending Machines. Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve or distribute food in or around the Project. Except as may be specified in the Lease or on construction drawings for the Premises approved by Landlord, and except for microwave cooking, Tenant will not use the Premises for preparing or dispensing food, or soliciting of orders for sale, serving or distribution of food without the prior written approval of Landlord. Tenant may not place any vending machine or dispensing machine in the Premises without Landlord’s prior written consent.
     19. Pest Control. At Tenant’s sole cost and expense, Tenant must keep the Premises free of insects, rodents, vermin and other pests and to keep insects, rodents, vermin and other pests from infesting the Premises, other premises and Common Areas. Tenant will use a pest control service that is approved by Landlord to perform work in the Building and, if Landlord requests coordinate Tenant’s pest control efforts with Landlord. Tenant will comply with all requirements of law to post warnings in the Premises concerning the use of insecticides and other chemicals for pest control, and post in the Premises or distribute to occupants of the Premises any warnings provided by Landlord to Tenant concerning Landlord’s pest control efforts. If Tenant fails or refuses to comply with this paragraph, then Landlord may provide pest control services to the Premises at Tenant’s cost and expense, plus Landlord’s standard administration fee; however, Landlord’s performance of pest control on Tenant’s behalf does not release Tenant from any obligation under this paragraph.

     20. Work Orders and Service Requests. Only authorized representatives of Tenant may request services or work on behalf of Tenant. Tenant may not request that Building employees perform any work outside of their duties assigned by Landlord.
     21. Smoking. Neither Tenant nor its Affiliates shall smoke or permit smoking in any part of the Project in which Landlord, in Landlord’s sole discretion, prohibits smoking. Landlord may designate the entire Project a no-smoking area, excepting areas in which Landlord, in Landlord’s sole discretion, permits smoking.